Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                          File No. 333-129918-04

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Credit Suisse                                           Thu Jun 22 09:11:18 2006
                            CSMCRED-2006C3-V2.PX A1A
                       Yield Table(Speeds Start after YMP)
--------------------------------------------------------------------------------
Current Balance               : $389,761,000                        :
Pass-Thru Rate                : 5.8277                              :
Accrued Days / Delay Days     : 29 / 14             Settlement      : 06/30/2006
                                                    Factor Date     : 06/25/2006
--------------------------------------------------------------------------------


                    Prepayments
------------------------------------------------
                                  0.0% CPR
          Price           ----------------------
                             Idx Sprd     ModDur
------------------------------------------------
 97.75000        97-24         53.6         6.91
 97.87500        97-28         51.7
 98.00000        98-00         49.9
 98.12500        98-04         48.1
 98.25000        98-08         46.2
 98.37500        98-12         44.4
 98.50000        98-16         42.6
 98.62500        98-20         40.8

 98.75000        98-24         38.9         6.93
 98.87500        98-28         37.1
 99.00000        99-00         35.3
 99.12500        99-04         33.5
 99.25000        99-08         31.7
 99.37500        99-12         29.9
 99.50000        99-16         28.1
 99.62500        99-20         26.3

 99.71350        99-23         25.0         6.95
 99.75000        99-24         24.5
 99.87500        99-28         22.7
100.00000       100-00         20.9
100.12500       100-04         19.1
100.25000       100-08         17.3
100.37500       100-12         15.5
100.50000       100-16         13.8

100.62500       100-20         12.0         6.96
100.75000       100-24         10.2
100.87500       100-28          8.4
101.00000       101-00          6.7
101.12500       101-04          4.9
101.25000       101-08          3.1
101.37500       101-12          1.4
101.50000       101-16         -0.4
------------------------------------------------
        Avg Life                      9.34
------------------------------------------------
       First Pay                   07/15/2006
        Last Pay                   05/15/2016
      Prin. Window                    119
------------------------------------------------

Spread Over : SWAPCURVE SWAP Curve(bp): 9 Yr 57.00; 10 Yr 58.00;

Treasury Curve: 1 Yr 0.0000%; 2 Yr 0.0000%; 3 Yr 0.0000%; 5 Yr 5.1500%; 10 Yr
5.1710%; 30 Yr 0.0000%;



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